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                                                                     EXHIBIT 5.1

May 30, 2002

Innkeepers USA Trust
306 Royal Poinciana Way
Palm Beach, Florida  33480

Gentlemen:

We have acted as counsel for Innkeepers USA Trust, a Maryland real estate investment trust (the "Company"), in connection with a take-down offering by the Company of up to 2,990,000 common shares of beneficial interest, $0.01 par value (the "Shares"). The offering is described in a Prospectus Supplement dated
May 30, 2002 (the "Supplement") to the Company's Registration Statement on Form S-3, Securities and Exchange Commission No. 333-20309 (the "Registration Statement"), previously filed under the Securities Act of 1933, as amended, and as declared effective on April 11, 1997.

In connection therewith, we have relied upon, among other things, our examination of such documents, records of the Company, certificates of the Company's officers and certificates of public officials as we have deemed necessary for purposes of the opinion expressed below.

Based upon the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that the issuance of the Shares as described in the Supplement has been duly and validly authorized and, upon issuance of the Shares as described in the Supplement and receipt by the Company of the consideration therefor, the Shares will be legally issued, fully paid and nonassessable.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the heading "Legal Matters" therein.

Very truly yours,



/s/ HUNTON & WILLIAMS